Exhibit 99.3

Cendant Mortgage Company Logo Here

December 13, 2001

Bankers Trust Company
part of the Deutsche Bank Group
1761 East St. Andrew Place
Santa Ana, CA  92705-4934

RE:  Officer's Certificate
        Pass Through Certificates
        Series:  2000-1, 2000-2

Dear Master Servicer:

The undersigned officer certifies the following for the 2000 calendar year.

a) I have reviewed the activities and performances of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Deutsche Bank;

b) I have confirmed that the Servicer is currently an approved FNMA or FHLMC Servicer in good standing;

c) I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;

d) To the best of my knowledge, all premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that such insurance policies are in full force and effect;

e) To the best of my knowledge, all real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgage Property, have been paid, or if any such costs or expenses have been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Deutsche Bank.

f) To the best of my knowledge, all Custodial Accounts have been reconciled and are properly funded; and

g) To the best of my knowledge, all annual reports of Foreclosure and Abandonment of Mortgaged Property required per section 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.


Certified by:

/s/  Marc J. Hinkle
Officer - Mark J. Hinkle

Vice President - Loan Servicing
Title

12/12/2001
Date